Exhibit 12

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Three Months Ended June 30,
	2004	2003
	(Restated)	(Restated)
Earnings available to cover fixed charges:
Income from continuing operations	$16,420	$8,353
Interest expense	16,591	15,306
Other expenses	515	7,305
Minority interest convertible into common stock	474	580
Operating results from discontinued operations	—	229

Earnings available to cover fixed charges	$34,000	$31,773

Fixed charges:
Interest expense	$16,591	$15,306
Interest capitalized	1,504	2,094

Fixed charges	$18,095	$17,400

Preferred stock dividends	3,203	2,657

Fixed charges and preferred stock dividends	$21,298	$20,057

Earnings available to cover fixed charges	$34,000	$31,773
Divided by fixed charges	$18,095	$17,400

Ratio of earnings to fixed charges	1.9x	1.8x

Earnings available to cover fixed charges	$34,000	$31,773
Divided by fixed charges and preferred stock dividends	$21,298	$20,057

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	1.6x

Exhibit 12

(continued)

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

(Dollar amounts in thousands)

	For the Six Months Ended June 30,
	2004	2003
	(Restated)	(Restated)
Earnings available to cover fixed charges:
Income from continuing operations	$30,202	$25,662
Interest expense	32,267	29,747

Other expenses	1,365	7,305
Minority interest convertible into Common Stock	948	1,161
Operating results from discontinued operations	—	936

Earnings available to cover fixed charges	$64,782	$64,811

Fixed charges:
Interest expense	$32,267	$29,747
Interest capitalized	3,370	5,176

Fixed charges	$35,637	$34,923

Preferred stock dividends	5,386	5,314

Fixed charges and preferred stock dividends	$41,023	$40,237

Earnings available to cover fixed charges	$64,782	$64,811
Divided by fixed charges	$35,637	$34,923

Ratio of earnings to fixed charges	1.8x	1.9x

Earnings available to cover fixed charges	$64,782	$64,811
Divided by fixed charges and preferred stock dividends	$41,023	$40,237

Ratio of earnings to combined fixed charges and preferred stock dividends	1.6x	1.6x